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                           SANDS BROTHERS & CO., LTD.
                               INVESTMENT BANKERS
                                   MEMBER NYSE
                      90 PARK AVENUE, NEW YORK, N.Y. 10016
           (212) 697-5200 Toll Free (800) 866-6116 Fax (212) 697-9090



                                                                    May 16, 2000


Constellation 3D, Inc.
230 Park Avenue, Suite 453
New York, NY 10169

Attn: Eugene Levich
          President and CEO

         Re: Amendment No. 4 to Placement Agency Agreement; Amendment No. 2 to Warrant Agreement


Dear Dr. Levich:

         The parties hereto, Constellation 3D, Inc. (f/k/a C3D Inc.), a Florida corporation (the "Company") and Sands Brothers & Co., Ltd., a Delaware corporation ("Sands Brothers") have entered into (A) that certain placement agency agreement (hereinafter the "Agency Agreement") dated as of December 1, 1999, as amended December 22, 1999, March 7, 2000, and March 23, 2000, and as supplemented by that certain letter agreement dated February 8, 2000 (hereinafter the "Agency Agreement") and (B) that certain Warrant Agreement dated as of December 1, 1999, as amended March 23, 2000 ( hereinafter the "Warrant Agreement").

         In connection therewith, the parties hereto agree that the Agency Agreement and Warrant Agreement are hereby amended as follows (which, among other things, gives effect to the 3 for 1 stock split of the Company effectuated in December 1999):

                  1. The introductory paragraph of the Agency Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

         "The undersigned, Constellation 3D, Inc. (f/k/a/ C3D Inc.), a corporation organized under the laws of the state of Florida (together with any of its subsidiaries, affiliates, successors or assigns the "Company"), proposes to offer for sale to certain "accredited investors", through Sands Brothers & Co., Ltd., in accordance with the terms and conditions specified in the letter agreement dated October 25, 1999 between the parties hereto (the "Letter Agreement"), as exclusive placement agent ("Sands Brothers" or the "Placement Agent") on a "best efforts" basis, a minimum of $4,000,000 (the "Minimum Amount") and a maximum of $120,000,000 (the "Maximum Amount") of (a) the

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Company's capital stock (whether Common Stock or Preferred Stock ("Equity
Securities") or debt and/or equity instrument convertible into Equity Securities ("Convertible Instrument" and with "Equity Securities" collectively, the "Capital Stock"), at a price equal to a 30% discount to the lower of (x) the average closing bid price of the Common Stock for the 120 day period prior to the date of the closing in the case of a sale of Equity Securities or the date of conversion of a Convertible Instrument or (y) the average closing bid price of the Common Stock for the seven (7) day period prior to the date of the closing in the case of a sale of Equity Securities or the date of conversion of a Convertible Instrument (the "Minimum Offering Price") with respect to the Minimum Amount, and with respect to an amount in excess of the Minimum Amount and up to the Maximum Amount, at the Minimum Offering Price but in no event less than $4.00 per share and/or (b) any other form of debt financing transactions (hereinafter, collectively "Other Financing"). The Capital Stock and Other Financing instruments (the "Securities") to be offered pursuant to the Offering Documents (as hereinafter defined) and Other Financing transactions to be consummated are sometimes hereinafter referred to collectively as the "Financing" or the "Offering".

                  2. Paragraph 4(e) of the Agency Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:

                           (e)   Issuance of Placement Agent Warrants. At each
Closing as provided in paragraph 4(a) above, the Company shall issue to the Placement Agent or its designee(s), subject to the ratable adjustment of the shares underlying the Placement Agent Warrants (hereinafter defined) and the exercise price thereof in the event of any Company dividend, stock split or reclassification declared after the date hereof, (i) with respect to the sale of the Minimum Amount, warrants to purchase 1,050,000 shares of the Company's Common Stock ("Initial Placement Agent Warrants") and (ii) 600,000 warrants for each $1,000,000 of all Securities sold in the Financing up to an aggregate of $25,000,000 (the "Additional Placement Agent Warrants") (collectively referred to as the "Placement Agent Warrants"). The Initial Placement Agent Warrants shall be exercisable for five (5) years, commencing upon the date of the issuance, at a price of $3.67 per share of Common Stock. The Additional Placement Agent Warrants shall be exercisable for five (5) years, commencing upon the date of their issuance, at a price equal to a 40% discount to the lower of (x) the average closing bid price of the Common Stock for the 120 day period prior to the date of the closing of the sale of Securities or (y) the average closing bid price of the Common Stock for the seven (7) day period prior to the date of the closing of the sale of Securities, but in no less than $5.00 per share. The Placement Agent Warrants shall be in the form attached hereto as Exhibit B, and will be governed by the terms of the Warrant Agreement attached hereto as Exhibit C. The certificates representing the Placement Agent Warrants will be in such denominations and such names as the Placement Agent may request prior to each closing. The Placement Agent Warrants may not be assigned by Sands Brothers, except to Sands Brothers' officers, employees or other designees, without the written consent of the Company. All issuance of Placement agent warrants will be done in full compliance with applicable law. Nothing contained herein shall affect any Placement Agent Warrants issued prior to the date of the Amendment."

                  3. Paragraph 6.1 of the Warrant Agreement is hereby deleted in its entirety and in its place and stead the following is inserted:



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         ss.6.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 8 hereof, the initial exercise price with respect to the Initial Warrant Shares shall be $3.67 per share of Common Stock, and the initial exercise price with respect to the Additional Warrant Shares shall be equal to a 40% discount to the lower of (x) the average closing bid price of the Common Stock for the 120 day period prior to the date of the closing of the sale of Securities or (y) the average closing bid price of the Common Stock for the 3 day period prior to the date of the closing of the sale of Securities, but in no event less that $5.00 per share. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of
Section 8 hereof.

                  4. Anything contained herein to the contrary notwithstanding, the amendments and modifications contained herein shall not apply with respect to any Warrants issued under the Warrant Agreement prior to the date hereof, but shall apply to any an all Warrants issued after the date hereof.

                  5. Except as set forth herein, the Agency Agreement and the Warrant Agreement shall remain in full force and effect.





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         IN WITNESS WHEREOF, the Company and Sands Brothers have caused this
Agreement to be executed by its duly authorized representative.

CONSTELLATION 3D, INC.                      SANDS BROTHERS & CO., LTD


By: /s/ E. Levich                           By: /s/ Mark Hollo
    -----------------------                     --------------------------------
Name: E. Levich                             Name
      ---------------------                 Title: Managing Director
Title:                                      Date: 05/16/2000
Date: 05/16/2000                                  ------------------------------
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